UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  10/19/2005

Owens Corning
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  1-3660

DE	34-4323452
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

One Owens Corning Parkway, Toledo, OH 43659
(Address of Principal Executive Offices, Including Zip Code)

419-248-8000
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 8.01.    Other Events

As previously reported, on August 15, 2005, the United States Court of Appeals for the Third Circuit reversed the Memorandum and Order Concerning Substantive Consolidation (the "Substantive Consolidation Order") previously issued by the United States District Court for the District of Delaware in Owens Corning's Chapter 11 bankruptcy proceedings. In the Substantive Consolidation Order, the District Court granted the motion of Owens Corning and certain of its subsidiaries for substantive consolidation. Following the Third Circuit's reversal of the Substantive Consolidation Order, the Legal Representative for the class of future asbestos personal injury claimants and certain designated members of the Official Committee of Unsecured Creditors filed petitions for rehearing en banc. Those petitions for rehearing were denied by the Third Circuit on September 28, 2005. The Third Circuit's reversal of the District Court's Substantive Consolidation Order, unless reversed by the United States Supreme Court (if an appeal from the Third Circuit's decision is filed), is expected to result in significant modifications of Owens Corning's current plan of reorganization and may impact the relative amounts ultimately payable to Owens Corning's various creditor classes, including the extent to which post-petition interest and certain other post-petition fees may be payable on Owens Corning's primary pre-petition bank credit facility (the "Pre-Petition Credit Facility").

As a result of the Third Circuit's reversal of the District Court's Substantive Consolidation Order and Owens Corning's current evaluation of the distributable values (considered on a non-substantively consolidated basis) of Owens Corning and certain of its debtor and non-debtor subsidiaries, Owens Corning has determined that it will record, for the period ended September 30, 2005, expenses with respect to the Pre-Petition Credit Facility for the period from October 5, 2000, the petition date, through September 30, 2005, in the amount of $531 million relating to post-petition interest and $7 million relating to certain other post-petition fees. These expenses have been accrued at this time because Owens Corning has determined that, based upon the Third Circuit's reversal of the Substantive Consolidation Order and Owens Corning's resulting evaluation of the distributable values (considered on a non-substantively consolidated basis) of Owens Corning and certain of its debtor and non-debtor subsidiaries, it is probable that such expenses will be payable by certain of the debtors and/or non-debtor subsidiaries which are either obligors under, or guarantors of, the Pre-Petition Credit Facility. The recorded amount of $538 million is Owens Corning's best estimate of the potential liability for post-petition interest and certain other post-petition fees on the Pre-Petition Credit Facility through September 30, 2005 and, with respect to interest, reflects the application of the Base Rate plus 2% (as described below) applied on a non-compounding basis. However, this estimate is based on numerous factual and legal uncertainties, including the interpretation of contractual provisions concerning such interest and other fees, and Owens Corning reserves the right to object, if and as appropriate in its judgment, to the ultimate entitlements to such interest and other fees and to the amount of such interest and other fees in the Chapter 11 cases (or other proceedings). Moreover, the actual amount of post-petition interest and fees, if any, that may be payable with respect to the Pre-Petition Credit Facility is subject to various factors, including the outcome of negotiations among various creditor constituencies and/or the resolution of litigation between various claimants regarding the liability of Owens Corning and its subsidiaries for certain pre-petition liabilities. Absent developments that alter Owens Corning's determination as to the probability that post-petition interest and other fees will be payable or the best estimate of the amount of post-petition interest and other fees that may be payable, and subject to the distributable values it estimates from time to time are available to satisfy such post-petition interest and other fees under the Pre-Petition Credit Facility on a non-substantively consolidated basis, Owens Corning expects to continue to accrue interest on the Pre-Petition Credit Facility in future periods, to the extent required under applicable law, at a rate equal to the Base Rate (as defined in the Pre-Petition Credit Facility) plus 2%. The Base Rate (as defined in the Pre-Petition Credit Facility) is a floating rate equal to the higher of (i) the prime commercial lending rate of Credit Suisse First Boston and (ii) the Federal Funds Rate plus 0.50% per annum. Actual amounts of post-petition interest and other fees, if any, that are ultimately determined to be payable under the Pre-Petition Credit Facility for the period from the petition date through September 30, 2005 or for future periods may be significantly higher or lower than the amounts indicated above. For example, certain holders of debt under the Pre-Petition Credit Facility have taken the position that the provisions of the Pre-Petition Credit Facility should be interpreted as providing for post-petition interest amounts that are in the range of double the amounts indicated above, whereas certain other parties have taken the position that there exist legal theories under which no post-petition interest would be payable.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Owens Corning

Date: October 24, 2005.	By:	/s/ Stephen K. Krull
Stephen K. Krull
Senior Vice President, General Counsel and Secretary